Exhibit 10(u)

J.P. MORGAN SECURITIES INC. JPMORGAN CHASE BANK, N.A.	GOLDMAN SACHS CREDIT PARTNERS L.P.	MORGAN STANLEY SENIOR FUNDING, INC.
270 Park Avenue New York, New York 10017	85 Broad Street New York, New York 10004	1585 Broadway New York, New York 10036
EXECUTION VERSION

BANC OF AMERICA SECURITIES LLC BANK OF AMERICA, N.A.	CITIGROUP GLOBAL MARKETS INC.
One Bryant Park New York, New York 10036	390 Greenwich Street New York, New York 10013

December 3, 2009

Commitment Letter

NBC Universal, Inc.
30 Rockefeller Plaza
New York, NY 10012

Attention: Chief Financial Officer

Ladies and Gentlemen:

NBC Universal, Inc., a Delaware corporation (“Navy” or “you”), has advised J.P. Morgan Securities Inc. (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), Goldman Sachs Credit Partners L.P. (“GSCP”), Morgan Stanley Senior Funding, Inc. (“MSSF”), Banc of America Securities LLC (“BAS”), Bank of America, N.A. (“BOA”) and Citigroup Global Markets Inc. (on behalf of Citi (as defined below)) (“CGMI”; together with JPMorgan, JPMorgan Chase Bank, GSCP, MSSF, BAS and BOA, the “Commitment Parties” or “we” or “us”) that it intends to (a) enter into that certain Master Agreement dated as of December 3, 2009 (collectively with the Ancillary Agreements and Disclosure Letters described therein, the “Master Agreement”) with Comcast Corporation (“Crimson”) General Electric Company (“Green”) and Navy, LLC (“Newco” and, together with Crimson, Green and you, the “Transaction Parties”), pursuant to which, among other steps, (i) 100% of the issued and outstanding equity interests in Navy will be contributed to Newco, and (ii) certain of Crimson’s assets and liabilities, collectively identified in the Master Agreement as the Contributed Comcast Businesses (the “Contributed Comcast Businesses”) will be contributed to Navy and combined (the “Combination”) with certain of the assets and liabilities of Navy and its subsidiaries, collectively identified in the Master Agreement as the NBCU Businesses (including certain assets and liabilities contributed to Navy but excluding the Excluded NBCU Assets and the Excluded NBCU Liabilities (each, as defined in the Master Agreement)) (the “NBCU Businesses”; each of the NBCU Businesses and the Contributed Comcast Businesses, a “Contributed Business” and, collectively, the “Contributed Businesses”), and (b) consummate the other “Transactions” described in the Transactions Description attached hereto as Exhibit A.  For purposes of this Commitment Letter, “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any affiliate as may be appropriate to consummate the transactions contemplated hereby.  Capitalized terms used but not defined herein are used with the meanings assigned to them in such Exhibit A and in the other exhibits attached hereto (such exhibits, collectively, the “Term Sheets”).

In connection therewith, you have requested that (a) JPMorgan, GSCP and MSSF agree to structure, arrange and syndicate the Credit Facilities, (b) JPMorgan Chase Bank, GSCP, MSSF, BOA and Citi commit to provide the entire amount of the Credit Facilities and (c) JPMorgan Chase Bank agree to serve as administrative agent for the Credit Facilities.

JPMorgan, GSCP and MSSF are pleased to advise you that they are willing to act as joint lead arrangers and joint bookrunners for the Credit Facilities; BAS and CGMI are pleased to advise you that they are willing to act as co-lead arrangers for the Credit Facilities; each of JPMorgan Chase Bank, GSCP and MSSF are pleased to advise you of its several, but not joint, commitment to provide 26 2/3% of the Credit Facilities; each of BOA and Citi are pleased to advise you of its several, but not joint, commitment to provide 10% of the Credit Facilities; GSCP and MSSF are pleased to advise you that they are willing to act as co-syndication agents for the Credit Facilities; BOA and CGMI are pleased to advise you that they are willing to act as co-documentation agents for the Credit Facilities; and JPMorgan Chase Bank is pleased to advise you of its agreement to serve as administrative agent for the Credit Facilities, in each case upon the terms and subject to the conditions expressly set forth in this commitment letter (the “Commitment Letter”) and in the Term Sheets.

It is agreed that JPMorgan, GSCP and MSSF will act as joint lead arrangers and bookrunners for the Credit Facilities (with JPMorgan receiving “lead-left” placement on all marketing materials for the Credit Facilities) (each in such capacity, a “Lead Arranger”), BAS and CGMI will act as co-lead arrangers for the Credit Facilities (each in such capacity, a “Co-Lead Arranger”), GSCP and MSSF will act as co-syndication agents for the Credit Facilities, BOA and CGMI will act as co-documentation agents for the Credit Facilities and that JPMorgan Chase Bank will act as the sole and exclusive administrative agent for the Credit Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles.  You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter (including the Term Sheets) and the Fee Letters referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

As soon as is practicable after the execution and delivery of this Commitment Letter and the public announcement of the Transactions (the “Syndication Commencement Date”), the Lead Arrangers intend to syndicate the Credit Facilities to a select group of financial institutions that will act as co-arrangers and lenders and will deliver written documentation (which may be in the form of joinder agreements to this Commitment Letter, “back-to-back” commitment arrangements or as the Commitment Parties shall otherwise agree) evidencing their respective commitments to provide a portion of the Credit Facilities (the “Co-Arranger Syndication”; and each such lender committing during the Co-Arranger Syndication, a “Co-Arranger”).  You acknowledge and agree that the Lead Arrangers will, in consultation with the Transaction Parties, determine when the Co-Arranger Syndication is completed.  Following the completion of the Co-Arranger Syndication, the Lead Arrangers will promptly commence efforts to syndicate the Senior Facilities in a general syndication to a broader group of financial institutions (the “General Syndication”; together with the Co-Arranger Syndication, the “Syndications”; and such financial institutions, together with the Lead Arrangers, the Co-Lead Arrangers and the Co-Arrangers (or their designated affiliates), the “Lenders”).  You acknowledge and agree that the Lead Arrangers will, in consultation with the Transaction Parties, determine when the General Syndication is completed.  In connection with the identification and selection of the financial institutions to act as Co-Arrangers and

Lenders, the Lead Arrangers agree to first target financial institutions identified by the Transaction Parties in writing prior to the date hereof, with the identification and selection of other Co-Arrangers and Lenders to be subject to the consent of the Transaction Parties (any such consent not to be unreasonably withheld or delayed).  The Lead Arrangers will, in consultation with the Transaction Parties, manage each Syndication, including determining any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Co-Arranger and Lender from the amounts to be paid to the Lead Arrangers and Co-Lead Arrangers pursuant to the terms of this Commitment Letter and the Fee Letters.  The Lead Arrangers will, in consultation with you, determine the final commitment allocations for each Syndication (including the reallocation of a portion of the commitments in respect of the Credit Facilities of the Lead Arrangers and the Co-Lead Arrangers to the Co-Arrangers) and will notify you of such determination.  To assist with the General Syndication, you agree to use commercially reasonable efforts to execute and deliver definitive documentation with respect to the Credit Facilities, consistent with the terms set forth herein and in the applicable Term Sheet and otherwise mutually acceptable to you and the Lead Arrangers (the “Credit Facilities Documentation”), as soon as reasonably practicable following the date hereof.  We anticipate that the execution and delivery of the Credit Facilities Documentation will substantially coincide with the completion of the General Syndication, and you agree to use your commercially reasonable efforts to cooperate in the preparation and negotiation of the Credit Facilities Documentation consistent with such timing.

You agree, at all times prior to the achievement of a Successful Syndication, to actively assist the Lead Arrangers in completing each Syndication in a manner satisfactory to the Lead Arrangers as soon as is practicable.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending relationships and those of Crimson and Green, (b) direct contact between senior management and advisors of Navy and the proposed Lenders and using your commercially reasonable efforts to ensure direct contact between senior management and advisors  of Crimson and Green and the proposed Lenders (including, as reasonably requested, such direct contact with individual proposed Co-Arrangers in connection with the Co-Arranger Syndication), (c) the assistance of Navy, and using your commercially reasonable efforts to ensure the assistance of Crimson and Green, in the preparation of a customary confidential information memorandum and other materials as contemplated below to be used in connection with each Syndication (collectively, the “Confidential Information Memorandum”), including using commercially reasonable efforts to complete the Confidential Information Memorandum as soon as reasonably practicable following the date hereof; and (d) the hosting, with the Lead Arrangers and the senior management of Navy, and using commercially reasonable efforts to ensure the assistance of Crimson and Green, in one or more meetings or, if you and the Lead Arrangers shall agree, conference calls, with prospective Co-Arrangers and other Lenders at times and locations mutually agreed upon.  Without limiting your obligations to assist with Syndication efforts as set forth above, each Commitment Party agrees that neither the commencement by the Lead Arrangers nor the completion of either Syndication is a condition to the initial funding under the Credit Facilities.

None of JPMorgan, GSCP and MSSF in its capacity as a Lead Arranger will have any responsibility other than to arrange the Syndications as set forth herein and in no event shall be subject to any fiduciary or other implied duties.  To assist the Lead Arrangers in the Syndications, Navy will promptly prepare and provide, and will use commercially reasonable efforts to ensure Crimson and Green will prepare and provide, to the Lead Arrangers all customary information with respect to Navy, the Contributed Comcast Businesses, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Lead Arrangers may reasonably request in connection with the preparation of the Confidential Information Memorandum and otherwise in connection with the arrangement and syndication of the Credit Facilities (which shall in any event include providing projections for Navy through 2013).  At the Lead Arrangers’ request, you agree that Navy will assist, and will use commercially reasonable efforts to ensure the assistance of Crimson and Green, in the preparation of a version of the information package and presentation consisting exclusively of information and documentation that is either publicly available or not material with respect to the Transaction Parties and their respective affiliates and any of their respective securities for purposes of United States federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”.  You further agree that each document to be disseminated by the Lead Arrangers to any Lender in connection with the Credit Facilities will, at the request of the Lead Arrangers, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.  You acknowledge and agree that the following documents may be distributed to “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Transaction Parties, their respective affiliates or securities) (provided that the Transaction Parties have been afforded an opportunity to comply with applicable Securities Exchange Commission disclosure obligations): (a) drafts and final versions of the Credit Facilities Documentation, (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda) and (c) notification of changes in the terms of the Credit Facilities.  You also agree to promptly deliver to the Lead Arrangers copies of all material amendments, modifications, waivers and consents under the Master Agreement.

You hereby represent and covenant that (a) all written information and all oral communications made in Lender meetings and due diligence sessions held in connection with the Syndications, taken as a whole, other than the Projections and information of a general economic or industry nature (the “Information”), that has been or will be made available to us by you or any of your representatives (with respect to information relating to Crimson and its affiliates, in each case to the best of your knowledge) is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time made and at the time the related Projections are made available to us (it being understood that projections are subject to significant uncertainties and that no assurances can be given that any projections will be realized, and the variances between actual results and projected results may be material).  You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay the fees described in the Fee Letters dated the date hereof and delivered herewith (the “Fee Letters”).

Each Commitment Party’s commitments hereunder and the agreements to perform the services described herein are subject to (a) except as contemplated by the Master Agreement, since January 1, 2009, there not having occurred any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have an Effective Date Material Adverse Effect (as defined below), (b) our satisfaction that prior to the completion of a Successful Syndication, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the NBCU Businesses, the Contributed Comcast Businesses, Newco or any of their respective subsidiaries that could reasonably be expected to materially impair the Syndications other than (i) the Senior Notes, (ii) debt identified by you to the Lead Arrangers in writing on or prior to the date hereof and (iii) as the Commitment Parties shall otherwise agree and (c) the other conditions expressly set forth in the Term Sheets.

“Effective Date Material Adverse Effect” shall mean, a material adverse effect on the business, assets, financial condition or operations of the Contributed Businesses, taken as a whole; provided, however, that, any adverse effect to the extent arising out of, resulting from or attributable to (a) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or any other country or jurisdiction in which the Contributed Businesses operate or (iii) any of the industries generally in which the Contributed Businesses operate (including labor strikes, work stoppages or walkouts or other labor disputes, declines in ratings or declines in costs-per-thousand), (b) the announcement or pendency of transactions contemplated by the Master Agreement or the other Transaction Agreements (as defined in the Master Agreement), (c) any changes in applicable Law (as defined in the Master Agreement) or U.S. GAAP (as defined in the Master Agreement) or the enforcement or interpretation thereof, (d) actions taken or omitted pursuant to the Master Agreement or taken with the specific consent of the other parties thereto and each Lead Arranger after the date of the Master Agreement, (e) any acts of God, (f) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions (except, with respect to the foregoing clauses (a), (c), (e) and (f), to the extent such event or series of events, circumstances, changes, acts or occurrences have a materially disproportionate effect on the Contributed Businesses relative to other industry participants), or (g) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), shall not constitute or be deemed to contribute to an Effective Date Material Adverse Effect, and otherwise shall not be taken into account in determining whether an Effective Date Material Adverse Effect has occurred or would be reasonably likely to occur.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only representations relating to the Contributed Businesses the accuracy of which shall be a condition to availability of the Credit Facilities on the Effective Date shall be (i) such of the representations made in the Master Agreement as are material to the interests of the Lenders, but only to the extent that any of the parties thereto has the right to terminate its obligations under the Master Agreement as a result of a breach of such representations in the Master Agreement (the “Master Agreement Representations”) and (ii) the Specified Representations (as defined below).  For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate existence, power and authority, due authorization, execution and delivery, no conflicts and enforceability of the Credit Facilities Documentation, in each case as they relate to the entering into and performance of the Credit Facilities Documentation, solvency, Federal Reserve margin regulations and the Investment Company Act.  Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Credit Facilities on the Effective Date are set forth in Exhibit B under the heading “CERTAIN CONDITIONS–Initial Conditions”, Exhibit C under the heading “CERTAIN CONDITIONS” and in Exhibit D.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an

“indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Credit Facilities, the use of the proceeds thereof, the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise (i) from the bad faith, willful misconduct or gross negligence of such indemnified person, (ii) out of any claim, litigation, investigation or proceeding that does not involve an act or omission or alleged act or omission of any Transaction Party and that is brought by an indemnified person against any other indemnified person or (iii) from a material breach by such indemnified person of its express obligations under this Commitment Letter in any claim, litigation or proceeding brought by you and (b) to reimburse the Commitment Parties and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and fees, charges and disbursements of one counsel to such indemnified persons taken as a whole (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction, in each case to the indemnified persons taken as a whole) and, solely in the case of a conflict of interest, of one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) to the affected indemnified persons taken as a whole incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letters and the Credit Facilities Documentation) or the administration, amendment, modification or waiver thereof.  No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

You acknowledge that the Commitment Parties and their affiliates (collectively referred to as the “Covered Parties”) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests.  The Covered Parties will not use confidential information obtained from you by virtue of the Transactions or their other relationships with you in connection with the performance by them of services for other companies, and the Commitment Parties will not furnish any such information to other companies.  You also acknowledge that the Commitment Parties have no obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained from other companies.

Each of the Covered Parties may have economic interests that conflict with those of the Transaction Parties, their respective equity holders and/or their respective affiliates.  You agree that each of the Covered Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Covered Party and any Transaction Party, or any of its equity holders or its affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letters (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between each Covered Party, on the one hand, and the Transaction Parties, on the other, and in connection therewith and with the process leading thereto, (i) no Covered Party has assumed (A) an advisory responsibility in favor of any Transaction Party, any of their respective equity holders or affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of any Transaction Party, any of their respective equity holders or affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto

(irrespective of whether any Covered Party has advised, is currently advising or will advise any Transaction Party, or any of their respective equity holders or affiliates on other matters) or any other obligation to any Covered Party except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (ii) each Covered Party is acting solely as a principal and not as the agent or fiduciary of any Transaction Party, its management, equity holders, affiliates, creditors or any other person.  You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  You agree that you will not claim that any Covered Party has rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby, or owes a fiduciary or similar duty to you or any of the other Transaction Parties, in connection with such transactions or the process leading thereto.

In addition, please note that each of JPMorgan and Goldman Sachs (or their respective affiliates) has been retained by Green as its financial advisor, and that each of Morgan Stanley and BAS (or their respective affiliates) has been retained by Crimson as its financial advisor (each in such capacity, a “Financial Advisor”) in connection with the Combination.  You agree to such retention, and further agree not to assert any claim based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, any Covered Party arranging or providing or contemplating arranging or providing financing as contemplated herein.

In addition, please note that no Covered Party provides accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, you (and each employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Credit Facilities and all materials of any kind (including opinions or other analyses) that are provided to it relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons, it being understood that each of the Commitment Parties reserves the right in its sole discretion at any time to assign all or a portion of its commitment hereunder to one or more of its affiliates and to allocate all or portion of its fees thereto.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each of the Commitment Parties.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that with respect to any determination as to whether an Effective Date Material Adverse Effect shall have occurred, such determination shall be governed by and construed in accordance with the laws of the State of Delaware.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of this Commitment Letter or the Fee Letters or any arrangement or other matter referred to herein or therein is hereby waived by the parties hereto.

You irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letters.  Service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against such person for any suit, action or proceeding brought in any such court.  You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors and, on a confidential basis, those of Crimson, Green and Vivendi S.A. who are directly involved in the consideration of this matter or (b) (i) as may be compelled in a judicial or administrative proceeding, (ii) as otherwise required by law or regulation or requested by any United States or foreign governmental or regulatory authority having jurisdiction over any applicable Transaction Party or (iii) in the case of the Commitment Letter and the Term Sheets (but not the Fee Letters and the terms and substance thereof) as the Transaction Parties may determine is advisable to comply with its obligations under securities and other applicable laws and regulations (in each such case pursuant to clause (b), you agree to inform us promptly thereof except to the extent prohibited by applicable law); provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and the terms and substance thereof) after this Commitment Letter has been accepted by you and this Commitment Letter has become publicly available as a result of its disclosure in accordance with the terms of this paragraph.

The Commitment Parties shall use all nonpublic information received by them in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and the transactions contemplated hereby and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to Navy or Newco or its obligations under the Credit Facilities (collectively, “Specified Counterparties”), (b) in any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (c) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (d) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information, (e) to any of its respective affiliates solely in connection with the Transactions (provided that such information shall be provided on confidential basis, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph), (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter and (g) for purposes of establishing a “due diligence” or other similar defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such types of information.  The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the Credit Facilities Documentation is entered into, at which time any confidentiality undertaking in the Credit Facilities Documentation shall supersede the provisions of this paragraph.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower (as defined in the Term Sheet), which information includes names and addresses and other information that will allow such Commitment Party to identify the Borrower in accordance with the Patriot Act.

The compensation, reimbursement, indemnification, syndication, market flex and confidentiality provisions contained herein and in the Fee Letters and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether the Credit Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to market flex, confidentiality and syndication) shall automatically terminate and be superseded by the provisions of the Credit Facilities Documentation upon the effectiveness thereof, and you shall automatically be released from all liability in connection therewith at such time.  The commitments hereunder may be terminated in whole or in part by you at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters (together with the fees payable pursuant to the Fee Letters upon acceptance hereof) not later than 5:00 p.m., New York City time, on December 3, 2009.  The Commitment Parties commitments and agreements hereunder will expire at such time in the event we have not received such executed counterparts (and such fees) in accordance with the preceding sentence.

The commitments and agreements of the Commitment Parties under this Commitment Letter shall automatically terminate upon the earliest to occur of (i) the consummation of the Combination, (ii) the execution and delivery of the Credit Facilities Documentation, (iii) the termination of the Master Agreement and (iv) December 3, 2010 (or such later date as the “End Date” under the Master Agreement may be extended pursuant to Section 10.01(d) thereof, but in any event no later than June 3, 2011) unless, in the case of this clause (iv), each Commitment Party shall, in its sole discretion, agree to an extension.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ Thomas Cassin
Name: Thomas Cassin
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Executive Director

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish Shah
Name: Anish Shah
Title: Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Andrew M. Hensley
Name: Andrew M. Hensley
Title: Director

BANK OF AMERICA, N.A.

By:	/s/ Peter van der Horst
Name: Peter van der Horst
Title: Senior Vice President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Carolyn A. Kee
Name: Carolyn A. Kee
Title: Managing Director

Accepted and agreed to as of

the date first written above by:

NBC UNIVERSAL, INC.

By:	/s/ Jeffrey A. Zucker
Name: Jeffrey A. Zucker
Title: President & CEO

Exhibit A

TRANSACTIONS DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in the other Exhibits attached thereto or, when specified, the Master Agreement (as defined below).

NBC Universal, Inc., a Delaware corporation (“Navy”), intends to enter into that certain Master Agreement dated as of December 3, 2009 (collectively with the Ancillary Agreements and Disclosure Letters described therein, the “Master Agreement”) with Comcast Corporation (“Crimson”), General Electric Company (“Green”) and Navy, LLC (“Newco” and, together with Crimson, Green and you, the “Transaction Parties”), pursuant to which, among other steps, (i) 100% of the issued and outstanding equity interests in Navy will be contributed to Newco, and (ii) certain of Crimson’s assets and liabilities, collectively identified in the Master Agreement as the Contributed Comcast Businesses (the “Contributed Comcast Businesses”) will be contributed to Navy and combined (the “Combination”) with certain of the assets and liabilities of Navy and its subsidiaries, collectively identified in the Master Agreement as the NBCU Businesses (including certain assets and liabilities contributed to Navy but excluding the Excluded NBCU Assets and the Excluded NBCU Liabilities (each, as defined in the Master Agreement)) (the “NBCU Businesses”; each of the NBCU Businesses and the Contributed Comcast Businesses, a “Contributed Business” and, collectively, the “Contributed Businesses”).

In connection with the foregoing, it is intended that:

(a)           Navy Holdco 1 (as defined in the Master Agreement) will, and Green will cause Navy Holdco 1 to, acquire all the outstanding shares of Navy that it does not already own;

(b)           Navy will make a distribution (the “Navy Dividend”) to its equity holders in an aggregate amount of up to $9.1 billion, which will be financed with the proceeds of:

(i)           $3.0 billion from a senior unsecured three-year term loan facility (the “Term Facility”) having the terms set forth in Exhibit B; and

(ii)           $6.1 billion from, at the option of the Borrower, either (x) the issuance of senior unsecured notes (the “Senior Notes”) in a public offering or Rule 144A private placement or (y) a senior unsecured 364-day bridge term loan facility (the “Bridge Facility”) having the terms set forth in Exhibit C (or any combination of the Senior Notes and the Bridge Facility as determined by the Borrower);

(c)           Navy Holdco 1 will, and Green will cause Navy Holdco 1 to, contribute all of the outstanding shares of Navy to Navy Holdco 2 (as defined in the Master Agreement);

(d)           Navy will convert from a Delaware corporation to a Delaware limited liability company;

(e)           Navy Holdco 2 will, and Green will cause Navy Holdco 2 to, contribute all of the outstanding shares of Navy to Newco and Newco will issue membership interests in Newco (“Newco Membership Interests”) to Navy Holdco 2 in exchange therefor;

(f)           Green will, and will cause its Subsidiaries (other than the NBCU Entities) (each of the terms “Subsidiaries” and “NBCU Entities”, as defined in the Master Agreement) to, transfer, directly or indirectly, the Contributed NBCU Assets (as defined in the Master Agreement) to Navy and Navy shall assume the Assumed NBCU Liabilities (as defined in the Master Agreement);

(g)           Crimson will, or will cause one or more of its Subsidiaries to, contribute or transfer, as applicable, the Contributed Comcast Assets (as defined in the Master Agreement) to Newco or, at the direction of Newco, to Navy, and Newco or Navy, as applicable, shall assume the Assumed Comcast Liabilities (as defined in the Master Agreement), and Newco will issue to Crimson Newco Membership Interests in consideration therefor; and

(h)           Immediately following the transactions described by the foregoing clauses (a) through (g), Crimson will purchase Newco Membership Interests from Navy Holdco 2, the consummation of which will result in Crimson and Navy Holdco 2 owning 51% and 49% of the outstanding Newco Membership Interests, respectively;

(i)           In addition to the Senior Notes and/or the Bridge Facility, in connection with the consummation of the Combination Navy will enter into a $750.0 million three-year revolving credit facility (the “Revolving Facility”; the Revolving Facility, together with the Term Facility, the “Senior Facilities”; each of the Senior Facilities and the Bridge Facility, a “Credit Facility” and collectively, the “Credit Facilities”), in each case, having the terms set forth in Exhibit B.

The transactions described above are collectively referred to herein as the “Transactions”.

Exhibit B

SENIOR FACILITIES

Summary of Terms and Conditions

December 2009

_______________________

Set forth below is a summary of the terms and conditions for the Senior Facilities.  Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in the other Exhibits attached thereto.

I. PARTIES
Borrower:	NBC Universal, Inc. (the “Borrower”).
Joint Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. (“GSCP”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) (collectively, the “Lead Arrangers”).
Co-Lead Arrangers:	Banc of America Securities LLC (“BAS”) and Citigroup Global Markets Inc. (“CGMI”) (collectively, the “Co-Lead Arrangers”).
Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and in such capacity, the “Administrative Agent”).
Co-Syndication Agents:	GSCP and MSSF.
Co-Documentation Agents:	Bank of America, N.A. (“BOA”) and CGMI.
Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, GSCP, MSSF, BOA and CGMI arranged by the Lead Arrangers (collectively, the “Lenders”).
II. CREDIT FACILITIES
A. Term Facility
Type and Amount:	A three-year term loan facility (the “Term Facility”; the commitments thereunder, the “Term Commitments”) in the amount of $3.0 billion (the loans thereunder, the “Term Loans”).
Availability:	The Term Loans shall be made in a single drawing on the Effective Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Maturity and Amortization:	The Term Loans will mature on the date that is three years after the Effective Date (as defined below) (the “Term Facility Maturity Date”).

The Term Loans shall be repayable (i) in an amount equal to 10% of the original principal amount of the Term Facility on the one-year anniversary of the Effective Date, (ii) thereafter until the Term Facility Maturity Date, in quarterly installments equal to 2.5% of the original principal amount of the Term Facility and (iii) with the balance payable in full on the Term Facility Maturity Date.

Use of Proceeds:
The proceeds of the Term Loans shall be used to finance a portion of the Navy Dividend, to pay fees and expenses in connection with the Transactions and for general corporate purposes and working capital of the Borrower and its subsidiaries.

B. Revolving Facility
Type and Amount:
A three-year revolving credit facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”, and the Revolving Commitments, together with the Term Commitments, “Commitments”) in the amount of $750.0 million (the loans thereunder, the “Revolving Loans”; and the Revolving Loans, together with the Term Loans, “Loans”).

Availability:

The Revolving Facility shall be available on a revolving basis during the period commencing on the Effective Date and ending on the date that is three years after the Effective Date (the “Revolving Termination Date”).

Letters of Credit:

A portion of the Revolving Facility to be agreed shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMorgan Chase Bank and such other Lenders as the Borrower and Administrative Agent shall agree (such Lenders collectively with JPMorgan Chase Bank, the “Issuing Lenders”).  No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day.  To the extent that the Borrower does not so reimburse the relevant Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

Competitive Loans:

The Borrower shall have the option to request that the Lenders bid for loans (“Competitive Loans” bearing interest at ABR (as defined in Annex I) or a margin over the Eurodollar Rate (as defined in Annex I), with specified maturities ranging from 7 to 360 days.  Each Lender shall have the right, but not the obligation, to submit bids at its discretion.  The Borrower, by notice given four business days in advance in the case of Eurodollar Rate bids and one business day in advance in the case of ABR bids, shall specify the proposed date of borrowing, the interest period, the amount of the Competitive Loan and the maturity date thereof, the interest rate basis to be used by the Lenders in bidding and such other terms as the Borrower may specify.  The Administrative Agent shall advise the Lenders of the terms of the Borrower’s notice, and, subject to acceptance by the Borrower, bids shall be allocated to each Lender in ascending order from the lowest bid to the highest bid acceptable to the Borrower.  While Competitive Loans are outstanding, the available commitments under the Revolving Facility shall be reduced by the aggregate amount of such Competitive Loans.

Maturity:	The Revolving Termination Date.
Use of Proceeds:	The Revolving Facility shall be used for general corporate purposes and working capital of the Borrower and its subsidiaries.
III. CERTAIN PAYMENT PROVISIONS
Fees and Interest Rates:	As set forth on Annex I.
Optional Prepayments and Commitment Reductions:
Loans may be optionally prepaid in an aggregate principal amount of $5.0 million or a multiple of $1.0 million in excess thereof, and Revolving Commitments may be optionally reduced in an amount equal to $5.0 million or a multiple of $1.0 million in excess thereof, in each case at the option of the Borrower at any time upon same day (or in the case of a prepayment of Eurodollar Loans (as defined in Annex I), three days’ prior) notice, in each case, which notice shall have been received prior 11:00 a.m. (New York time) on such day; provided that Competitive Loans may not be prepaid without the consent of the relevant Lender.  Optional prepayments of the Term Loans shall be applied as directed by the Borrower and may not be reborrowed.

IV. CERTAIN CONDITIONS
Initial Conditions:
The Senior Facilities shall be initially available on the Effective Date subject only to (a) the satisfaction of the conditions set forth in Exhibit D and (b) the accuracy in all material respects of the representations and warranties contained in the Senior Credit

Documentation (as defined below), subject to the limitations set forth in the Certain Funds Provision contained in the Commitment Letter; provided that to the extent any of the foregoing are qualified or subject to “material adverse effect”, the definition thereof shall be “Effective Date Material Adverse Effect” (as defined in the Commitment Letter) for purposes of any representations and warranties made or to be made on, or as of, the Effective Date, or a date prior thereto (the date upon which all such conditions precedent shall be satisfied, the “Effective Date”).

On-Going Conditions:
The making of each extension of credit (other than the initial extensions of credit made on the Effective Date) shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Senior Credit Documentation (other than the material adverse change and litigation representations, which shall be made only on the Effective Date), and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.  As used herein and in the Senior Credit Documentation, a “material adverse change” shall mean any set of circumstances or events which (i) has had or would reasonably be expected to have a material adverse effect upon the validity or enforceability of any of the Senior Credit Documentation or (ii) has had or would reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its payment obligations under the Senior Credit Documentation.

V. CERTAIN DOCUMENTATION MATTERS
Senior Credit Documentation:
The definitive documentation for the Senior Facilities (the “Senior Credit Documentation”) shall contain the following representations, warranties, covenants and events of default, in each case, applicable to the Borrower and its Restricted Subsidiaries, and subject to mutually agreed exceptions, baskets and materiality qualifiers customary for similar investment grade financings or as otherwise set forth below:

Restricted Subsidiaries:
All subsidiaries of the Borrower except those designated as unrestricted subsidiaries (the “Restricted Subsidiaries”; the Borrower and the Restricted Subsidiaries, collectively, the “Restricted Group”).  The Borrower may designate a Restricted Subsidiary as an unrestricted subsidiary or an unrestricted subsidiary as a Restricted Subsidiary so long as no default exists or would result therefrom and, in certain circumstances, a certificate showing pro forma compliance with the financial covenants is provided.

Representations and Warranties:	Existence and qualification; compliance with laws; power; authorization; enforceable obligations; no legal bar; financial statements; no material adverse change (as described above); no material litigation on the Effective Date except as disclosed as of the Effective Date; Effective Date solvency; no default; authorizations to do business; payment of taxes; compliance with margin regulations; Investment Company Act; ERISA compliance; ownership of assets; environmental compliance; use of proceeds; and disclosure (to include a material adverse effect qualifier).

Affirmative Covenants:
Delivery of annual audited financial statements and unaudited quarterly financial statements for the first three fiscal quarters of each fiscal year of (a) the Borrower and its consolidated subsidiaries and (b) the Restricted Group (provided that with respect to the Restricted Group, only unaudited consolidated balance sheets and related consolidated statements of income and cash flows without footnotes shall be required to be delivered); delivery of quarterly unaudited financial statements for the Contributed Comcast Businesses (prior to the Effective Date only); delivery of certificates, notices and other information; payment of taxes; preservation of existence; maintenance of properties and insurance coverage; compliance with laws and material contractual obligations; inspection rights; keeping of records and books of account; and use of proceeds.

Financial Covenant:
With respect to the Restricted Group, maximum Consolidated Leverage Ratio (as defined in Annex II), to be tested quarterly commencing with the first full fiscal quarter ending after the Effective Date not to exceed (i) 4.85 to 1.00 for the first eight full fiscal quarters ending after the Effective Date and (ii) 4.25 to 1.00 thereafter.

Negative Covenants:
Restrictions on: liens; subsidiary indebtedness (including guarantees of indebtedness, unless the Senior Facilities shall be equally and ratably guaranteed); fundamental changes; transactions with affiliates; ERISA compliance; subsidiary distributions and margin regulations.

In addition, to the extent that any “Comcast Note” and/or “GE Note” (as each such term is defined in the Master Agreement) is issued and outstanding, no repayment thereof shall be permitted if after giving effect to such repayment an event of default shall have occurred and be outstanding under the Senior Credit Documentation.

Events of Default:
Failure to pay any principal when due; failure to pay any interest or fees payable within five days of when due; breach of covenants (subject, in the case of all affirmative covenants other than with respect to delivery of default notices and use of proceeds, to a 30-day grace period after receipt of written notice thereof from the Administrative Agent), representations or warranties inaccurate in any material respect when made;

acceleration in respect of material debt and cross event of default to the Bridge Facility; final non-appealable material judgments; insolvency and bankruptcy events; and “Change of Control”.

“Change of Control” shall mean (a)(i) prior to a qualified IPO, (x) Green and Crimson cease to own, in the aggregate, at least 51% of the Borrower’s voting stock or (y) any person or group (other than Green or Crimson) shall own a greater percentage of the Borrower’s voting stock than each of Crimson and Green, individually and (ii) after a qualified IPO, any person or group (other than Green and Crimson) shall own more than the greater of (x) 35% of the Borrower’s voting stock or (y) the percentage of the Borrower’s voting stock then held by Green and Crimson; or (b) a majority of the Borrower’s directors ceases to be “continuing directors”. For purposes of the foregoing, references to Crimson and Green shall include their respective affiliates.

Voting:
Amendments and waivers with respect to the Senior Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans (or, prior to the Effective Date, the Term Commitments) and the Revolving Commitments, except that (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) reductions in the amount of principal owed to such Lender, (ii) reductions in the amount or extensions of the scheduled date of amortization or maturity of any Loan, (iii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iv) increases in the amount or extensions of the expiry date of any Lender’s Revolving Commitments and (b) the consent of 100% of the Lenders shall be required with respect to  modifications to any of the voting requirements.

The Senior Credit Documentation shall contain customary provisions (i) with respect to defaulting Lenders (including without limitation the non-pro rata removal or replacement of any Lender that has (or is controlled by any person or entity that has) been deemed insolvent or become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceedings, or has otherwise become a “defaulting” lender generally in credit agreements to which it is a party (other than actions taken in good faith to exercise or preserve its rights and remedies as a lender), in the case of any replacement, with another financial institution identified by the Borrower and otherwise reasonably acceptable to the Administrative Agent and, in the case of Lenders under the Revolving Facility, the Issuing Lenders) and (ii) for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the Term Loans (or, prior to the Effective Date, the Term

Commitments) and the Revolving Commitments shall have consented thereto.
Assignments and Participations:
The Lenders shall be permitted to assign their Loans and Commitments with the consent (other than in the case of assignments to Lenders, affiliates of Lenders and approved funds) of (i) prior to the initial extensions of credit on the Effective Date, the Borrower and solely for administrative processing purposes, the Administrative Agent, and in the case of Revolving Commitments only, the Administrative Agent and the Issuing Lenders (such consent of the Administrative Agent and the Issuing Lenders not to be unreasonably withheld or delayed), and (ii) on or after the Effective Date with the consent of the Borrower, and in the case of Revolving Commitments only, the Administrative Agent and the Issuing Lenders (each such consent not to be unreasonably withheld or delayed).

In addition, the Lenders shall be permitted to sell participations in their Loans and Commitments.  Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions.  Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above.  Pledges of Loans in accordance with applicable law shall be permitted without restriction.  Promissory notes shall be issued only upon request.

Yield Protection:
The Senior Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:
The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the syndication of the Senior Facilities and the preparation, execution, delivery and administration of the Senior Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Lead Arrangers taken as a whole and, solely in the case of a conflict of interest, one additional counsel (and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) and (b) all reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Lenders and the Lenders (including the fees, disbursements and other charges of one counsel to the Administrative Agent, the Issuing Lenders and the Lenders taken as a whole and, solely in the case of a conflict of interest, one additional counsel (and, if reasonably necessary, one regulatory counsel) in connection with the enforcement of the Senior Credit Documentation.

The Administrative Agent, the Lead Arrangers, the Co-Lead Arrangers, the Issuing Lenders and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from (i) the bad faith, gross negligence or willful misconduct of an indemnified party, (ii) a material breach by a Lender of its express obligations under the Senior Credit Documentation or (iii) any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by a Lender against another Lender in connection with secondary market trading activities).

Governing Law and Forum:	State of New York.
Counsel to the Administrative Agent and Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I

INTEREST AND CERTAIN FEES

Interest Rate Options:
The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (i) the ABR plus the Applicable Amount or (ii) the Eurodollar Rate plus the Applicable Amount.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Eurodollar Rate for a one month interest period plus 1.0%.

“Applicable Amount” means a percentage determined in accordance with the pricing grid (the “Pricing Grid”) attached hereto as Annex I-A, subject in each case to an increase of 0.50% as of the last day of each 90-day period after the Effective Date prior to the repayment in full of the obligations under the Bridge Facility (with the Applicable Amount reverting back to the Pricing Grid upon repayment).

“Eurodollar Rate” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six, or, if agreed to by all relevant Lenders, nine or twelve months or periods less than one month (as selected by the Borrower) appearing on the Reuters Screen LIBOR01 Page.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:
Commencing on the Effective Date the Borrower shall pay commitment fees, payable quarterly in arrears, calculated at a rate per annum determined in accordance with the Pricing Grid, on the average daily unused amount of the Revolving Facility.  Competitive Loans shall, for purposes of the commitment fee calculations, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:
The Borrower shall pay a fee on all outstanding Letters of Credit at a rate per annum equal to the Applicable Margin then in effect with respect to Revolving Loans which are Eurodollar Loans on the face amount of each such Letter of Credit.  Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee on the face amount of each Letter of Credit shall be payable to the relevant Issuing Lender for its own account in such amounts and at such times to be agreed with such Issuing Lender.  In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to each Issuing Lender for its own account.

Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Senior Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto.  Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A

PRICING GRID

Debt Rating	Eurodollar Rate	ABR	Commitment Fee
A-/A3	2.00%	1.00%	0.250%
BBB+/Baa1	2.25%	1.25%	0.375%
BBB/Baa2	2.50%	1.50%	0.50%
BBB-/Baa3	2.75%	1.75%	0.50%
BB+/Baa3 or BBB-/Ba1	3.00%	2.00%	0.625%
Any less favorable rating	3.50%	2.50%	0.625%

For purposes of the foregoing, “Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s, as the case may be, of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money; provided that if a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level higher than the lower Debt Rating shall apply.  The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings.

Annex II

Consolidated Leverage Ratio Definitions1

“Consolidated EBITDA” means, for any period,

(a) Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis plus, (b) to the extent reducing Consolidated Net Income for such period, and without duplication:

(i) income tax expense;

(ii) interest expense (including amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness), amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period (or minus the net amount receivable (whether or not actually received) during such period);

(iii) depreciation and amortization expense including amortization of intangibles, but excluding amortization expense relating to film, television or similar entertainment rights, investments or inventory (other than amortization expense relating to film and television library assets resulting from the effects of purchase accounting);

(iv) extraordinary expenses or loss and unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (x) non-cash losses from Dispositions not in the ordinary course of business and (y) goodwill or intangible asset impairment);

(v) restructuring charges deemed to be one time in nature (excluding charges incurred in the ordinary course of business), including restructuring charges in connection with the Transactions, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period; provided that the aggregate amount cash charges permitted to be added back to Consolidated Net Income under this clause (v) shall not exceed $250,000,000 in any period;

(vi) transaction expenses directly related to the Transactions; and

(vii) any other non-cash charges to income (including, but not limited to, stock based compensation);

minus, (c) to the extent included in the calculation of Consolidated Net Income for such period, and without duplication,

(i) income tax benefit;

(ii) interest income, other than imputed interest income from long-term receivables;

1 Defined terms used but not otherwise defined herein, shall have the meanings given them in the Crimson Amended and Restated Credit Agreement.

(iii) any extraordinary income or gains and any unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on Dispositions not in the ordinary course of business, but excluding any gains resulting from the A&E Puts); and

(iv) any cash expenditures during such period on account of any non-cash item which was added back to Consolidated EBITDA during any prior period from and after the Effective Date, all as determined for such period (and provided that the cash expenditure does not impact Consolidated Net Income in the period paid).

“Consolidated Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Indebtedness on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income (in each case, without duplication):

(a)(i) any net income of any Person if such Person is not a Restricted Subsidiary, except to the extent of (A) the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution which is not subject to any subsequent reduction or clawback by such Person to a Restricted Subsidiary (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); minus (B) the aggregate amount of cash contributions or other cash equity investments made by the Borrower or a Restricted Subsidiary in such Person during such period; and

(ii) any net loss of any Person if such Person is not a Restricted Subsidiary, except to the extent of (A) the aggregate amount of cash contributions or other cash equity investments made by the Borrower or a Restricted Subsidiary in such Person during such period minus (B) the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution which is not subject to any subsequent reduction or clawback by such Person to a Restricted Subsidiary (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below);

(b) any net income of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that

(i) the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(ii) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income.

 “Consolidated Total Indebtedness” means, as of any date of determination, the total Indebtedness (other than (i) the types described in clauses (c) and (d) of the definition thereof, and any

Guaranty Obligations relating thereto and (ii) with respect to clause (i) of the definition thereof, the face amount of any undrawn letters of credit and bankers’ acceptances and any Guaranty Obligations relating thereto) of Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (including, to the extent not otherwise included therein, (i) the outstanding principal amount of the Indebtedness underlying any Guaranty Obligations (other than any Guaranty Obligations with respect to Indebtedness of the types described in clauses (c), (d) and (i) (with respect to the face amount of any undrawn letters of credit and bankers’ acceptances only) of the definition thereof) and (ii) obligations owed under any GE Note or the Comcast Note; provided that in any event, Consolidated Total Indebtedness shall not include (a) Indebtedness of Unrestricted Subsidiaries, (b) the LIN Credit Facility and Guaranty Obligations in respect thereof (if any), only so long as all of the Borrower’s Guaranty Obligations in respect thereof (if any) (i) have been terminated in full or (ii) constitute “Excluded NBCU Liabilities” under the Master Agreement (as such term is defined in the Master Agreement in effect as of the date hereof) or (c) Specified Non-Recourse Debt; provided further that up to the lesser of (x) $750 million and (y) the then outstanding principal amount of any GE Note or Comcast Note shall be excluded from the determination of Consolidated Total Indebtedness to the extent of the aggregate cash and cash equivalents included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the date of any determination (other than any cash or cash equivalents classified as restricted cash on such balance sheet).

 “Indebtedness” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of others, (g) all capital lease obligations of such Person, (h) all Attributable Indebtedness under Sale-Leaseback Transactions under which such Person is the lessee and (i) all obligations of such Person as an account party in respect of outstanding letters of credit (whether or not drawn) and bankers’ acceptances; provided, however, that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred compensation, pension and other post-employment benefit liabilities and (iii) take or pay obligations arising in the ordinary course of business; provided, further, that in the case of any obligation of such Person which is recourse only to certain assets of such Person, the amount of such Indebtedness shall be deemed to be equal to the lesser of the amount of such Indebtedness or the value of the assets to which such obligation is recourse as reflected on the balance sheet of such Person at the time of the incurrence of such obligation; and provided, further, that the amount of any Indebtedness described in clause (e) above shall be the lesser of the amount of the Indebtedness  or the fair market value of the property securing such Indebtedness.

“LIN Credit Facility” means, the Credit Agreement, dated as of March 2, 1998, among LIN Television of Texas, LP and General Electric Capital Corporation, as lender, and all amendments, modifications, supplements, refinancings or replacements thereof.

“Specified Non-Recourse Debt” means any account or trade receivable factoring, securitization, sale or financing facility, the obligations of which are non-recourse (except with respect to customary representations, warranties, covenants and indemnities made in connection with such facility) to the Borrower or any of its Restricted Subsidiaries.

Exhibit C

BRIDGE FACILITY
Summary of Terms and Conditions

December 2009
_______________________

Set forth below is a summary of the terms and conditions for the Bridge Facility.  Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in the other Exhibits attached thereto.

I. PARTIES
Borrower:	NBC Universal, Inc. (the “Borrower”).
Joint Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. (“GSCP”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) (collectively, the Lead Arrangers”).
Co-Lead Arrangers:	Banc of America Securities LLC (“BAS”) and Citigroup Global Markets Inc. (“CGMI”) (collectively, the “Co-Lead Arrangers”).
Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and in such capacity, the “Administrative Agent”).
Co-Syndication Agents:	GSCP and MSSF.
Co-Documentation Agents:	Bank of America, N.A. (“BOA”) and CGMI.
Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, GSCP, MSSF, BOA and CGMI arranged by the Lead Arrangers (collectively, the “Lenders”).
II. BRIDGE FACILITY
Type and Amount:
364-day bridge term loan facility (the “Bridge Facility”; the commitments thereunder, the “Bridge Commitments”) in the amount of up to $6.1 billion (the loans thereunder, the “Bridge Loans”), subject to reductions as set forth under the heading “Mandatory Prepayments and Commitment Reductions”.

Availability:	The Bridge Loans shall be made in a single drawing on the Effective Date (as defined below). Repayments and prepayments of the Bridge Loans may not be reborrowed.
Maturity and Amortization:	The Bridge Loans will mature on the date that is 364-days after the Effective Date (the “Bridge Facility Maturity Date”).

The Bridge Loans shall be repayable in full on the Bridge Facility Maturity Date.
Use of Proceeds:
The proceeds of the Bridge Loans shall be used to finance a portion of the Navy Dividend, to pay fees and expenses in connection with the Transactions and for general corporate purposes and working capital of the Borrower and its subsidiaries.

III. CERTAIN PAYMENT PROVISIONS
Fees and Interest Rates:	As set forth on Annex I.
Optional Prepayments:
Bridge Loans may be optionally prepaid in an aggregate principal amount of $5.0 million or a multiple of $1.0 million in excess thereof at the option of the Borrower at any time upon same day (or in the case of a prepayment of Eurodollar Loans (as defined in Annex I), three days’ prior) notice, in each case, which notice shall have been received prior 11:00 a.m. (New York time) on such day.  Optional prepayments of the Bridge Loans may not be reborrowed.

Mandatory Prepayments and Commitment Reductions:
The following amounts shall be applied to prepay the Bridge Loans (and, after December 3, 2009 (the “Execution Date”) but prior to the Effective Date, to reduce the Bridge Commitments) subject to mutually agreed exceptions, baskets and materiality qualifiers customary for similar investment-grade financings or as otherwise set forth below:

(a) 100% of the net proceeds of any issuance of equity (which prior to the Effective Date shall exclude any equity issuances to the Borrower’s existing equity holders and thereafter shall exclude the proceeds of any equity issuance to Crimson or Green) and 100% of the net proceeds of any incurrence of debt  for borrowed money (on or after the Execution Date) by the Borrower or any of its subsidiaries (subject to exceptions to be agreed upon including exceptions for (i) prior to the Effective Date, (A) indebtedness identified by the Borrower to the Lead Arrangers in writing on or prior to the date hereof and (B) indebtedness that is reasonably acceptable to the Lead Arrangers and (ii) after the Effective Date, capital leases and purchase money debt in amounts to be agreed).

(b) 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) (on or after the Execution Date) by the Borrower or any of its subsidiaries of any assets, except for sales or other dispositions in the ordinary course of business and subject to certain other customary exceptions (including reinvestment rights) to be agreed upon.

Any such amounts received by the Borrower or the Contributed Businesses after the Execution Date but on or prior to the Effective Date shall automatically reduce the Bridge Commitments available to the Borrower on the Effective Date by such amount.

Mandatory prepayments of the Bridge Loans may not be reborrowed.
IV. CERTAIN CONDITIONS

The availability of the Bridge Facility on the Effective Date will be subject only to (a) the satisfaction of the conditions set forth in Exhibit D and (b) the accuracy in all material respects of the representations and warranties contained in the Bridge Credit Documentation (as defined below) subject to the limitations set forth in the Certain Funds Provision in the Commitment Letter; provided that to the extent any of the foregoing are qualified or subject to “material adverse effect”, the definition thereof shall be “Effective Date Material Adverse Effect” (as defined in the Commitment Letter) for purposes of any representations and warranties made or to be made on, or as of, the Effective Date, or a date prior thereto (the date upon which all such conditions precedent shall be satisfied, the “Effective Date”).

V. CERTAIN DOCUMENTATION MATTERS
Bridge Credit Documentation:
The definitive documentation for the Bridge Facility (the “Bridge Credit Documentation”) shall contain representations, warranties, covenants, events of default and provisions relating to voting, assignments and participations, yield protection, and expenses and indemnification substantially the same as those contained in the Senior Credit Documentation; provided that the Bridge Credit Documentation shall also contain negative covenants restricting (i) dividends and other payments in respect of capital stock (other than tax distributions whether or not a default or event of default exists) and (ii) acquisitions of a majority of the voting stock with ordinary voting power, or all or substantially all of the assets, of any person and investments in any person of less than a majority of the voting stock with ordinary voting power in excess of $1.0 billion for any single transaction and $2.0 billion in the aggregate, in each case, subject to mutually agreed exceptions, baskets and materiality qualifiers customary for similar investment-grade financings or as otherwise set forth herein; provided that with respect to the covenant described in (i) above, no such restrictions shall be applicable in the Bridge Credit Documentation until the Effective Date.

In addition, to the extent that any Comcast Note and/or GE Note is issued and outstanding, no repayment thereof shall be permitted (i) if the principal amount of all indebtedness outstanding under any Comcast Note and/or GE Note exceeds $750.0 million in the aggregate or (ii) if after giving effect to such repayment an event of default shall have occurred and be outstanding under the Bridge Credit Documentation.

Any subsidiary of the Borrower which guarantees any other Credit Facility or the Senior Notes shall be required to guarantee the Bridge Facility.
The restrictions contained in the Bridge Credit Documentation shall cease to have effect upon the termination of the Bridge Commitments and/or the repayment in full of the Bridge Loans.
Governing Law and Forum:	State of New York.
Counsel to the Administrative Agent and Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Bridge Loans bear interest at a rate per annum equal to (i) the ABR plus the Applicable Amount or (ii) the Eurodollar Rate plus the Applicable Amount.
As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Eurodollar Rate for a one month interest period plus 1.0%.

“Applicable Amount” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A, subject in each case to an increase of 0.50% as of the last day of each 90-day period after the Effective Date.

“Eurodollar Rate” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on the Reuters Screen LIBOR01 Page.

Interest Payment Dates:	In the case of Bridge Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.
Duration Fees:	The Borrower shall pay duration fees on the aggregate principal amount of the outstanding Bridge Loans in such amounts and on such dates as are set forth on Annex I-B.
Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Bridge Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto.  Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A

PRICING GRID

Debt Rating	Eurodollar Rate	ABR
A-/A3	2.00%	1.00%
BBB+/Baa1	2.25%	1.25%
BBB/Baa2	2.50%	1.50%
BBB-/Baa3	2.75%	1.75%
BB+/Baa3 or BBB-/Ba1	3.00%	2.00%
Any less favorable rating	3.50%	2.50%

For purposes of the foregoing, “Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s, as the case may be, of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money; provided that if a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level higher than the lower Debt Rating shall apply.  The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings.

Annex I-B

BRIDGE FACILITY DURATION FEES

The Borrower shall pay a duration fee for the ratable benefit of each Lender under the Bridge Facility on the dates set forth below, equal to the Applicable Duration Fee Percentage of the aggregate principal amount of Bridge Loans outstanding as of such date

Days after the Effective Date	90 days	180 days	270 days
Applicable Duration Fee Percentage	0.75%	1.25%	1.75%

Exhibit D

CONDITIONS PRECEDENT

The availability of the Credit Facilities, in addition to the conditions expressly set forth Commitment Letter and the Term Sheets attached as Exhibits B and C thereto, shall be subject to the satisfaction of the following conditions.  Capitalized terms used but not defined herein have the meanings given in the Commitment Letter and Term Sheets.

1.  The Borrower shall have executed and delivered definitive documentation with respect to the Senior Facilities and the Bridge Facility, in each case consistent with the terms set forth in Exhibits B and C, respectively.

2.  (a) The Transactions shall have been consummated substantially concurrently with the initial funding of the Credit Facilities in accordance with the terms of the Master Agreement; (b) the Borrower shall have delivered to the Lead Arrangers copies of all material amendments, modifications, waivers and consents under the Master Agreement; and (c) without the prior written consent of the Lead Arrangers, (i) there shall have been no amendment, modification or waiver of any term or provision of the Master Agreement to the extent that such amendment, modification or waiver would be materially adverse to the Borrower, the Lead Arrangers or the Lenders, and (ii) there shall have been no consent under Sections 6.01(a)(i), (ii) or (xx) or 6.01(b)(i), (ii) or (xix) of the Master Agreement by any party thereto that would permit conduct otherwise prohibited by the Master Agreement in the absence of such consent to the extent such consent would be materially adverse to the Borrower, the Lead Arrangers or the Lenders and (1) was granted prior to the execution and delivery of the Credit Facilities Documentation or (2) was granted after the execution and delivery of the Credit Facilities Documentation, relates to the Contributed Comcast Businesses and such conduct would not otherwise have been permitted under the Credit Facilities Documentation, if the Contributed Comcast Businesses had been subject to the terms thereof to the same extent as Navy and its subsidiaries.

3.  The Lenders, Administrative Agent and the Lead Arrangers shall have received all fees and expenses required to be paid on or before the Effective Date to the extent invoiced at least two business days prior to the Effective Date.

4.  The Borrower shall on the Effective Date, and taking into account the Transactions, have (i) an unsecured long-term obligations rating of at least “Baa3” (with stable (or better) outlook) from Moody’s Investor Service Inc. and (ii) a long-term issuer credit rating of at least “BBB-” (with stable (or better) outlook) from Standard and Poor’s Ratings Group, which ratings and outlooks shall have been reaffirmed prior to funding (including in connection with any offering of Senior Notes).

5.  The Borrower shall be in compliance with the Consolidated Leverage Ratio contained in the Credit Facilities Documentation determined on a pro forma basis after giving effect to the Transactions.

6.  The Administrative Agent shall have received such legal opinions, certificates (including a chief financial officer’s solvency certificate), documents and other instruments and information (including with respect to PATRIOT Act and related compliance, which requested information shall have been received at least five business days prior to the Effective Date) as are customary for transactions of this type as it may reasonably request.

7.  The Lenders shall have received (i) audited financial statements of the NBCU Businesses for the three most recent fiscal years ended at least 90 days prior to the Effective Date,

(ii) unaudited consolidated financial statements of the NBCU Businesses for each interim quarterly period ended after the latest fiscal year referred to in clause (i) above (which interim quarterly period shall have ended at least 45 days prior to the Effective Date), and unaudited consolidated financial statements for the same period of the prior fiscal year, (iii) such audited or unaudited consolidated financial statements of the Contributed Comcast Businesses to the extent necessary to comply with Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”) in a registered offering and (iv) all other financial statements for completed or pending acquisitions that may be required under Regulation S-X in a registered offering.

8.  The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the end of the most recent fiscal year ended at least 90 days prior to the Effective Date and a pro forma statement of operations for each of (i) the most recent fiscal year of the NBCU Businesses ended at least 90 days prior to the Effective Date and (ii) the most recent interim period of the NBCU Businesses and the comparable interim period of the preceding fiscal year ending at least 45 days prior to the Effective Date, in each case adjusted to give effect to the consummation of the Transactions and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance with Regulation S-X.

9.  All existing indebtedness for borrowed money of Newco, Navy and their respective subsidiaries, and the Contributed Comcast Businesses (other than indebtedness of less than majority owned joint ventures) shall have been repaid in full other than (i) the Senior Notes, (ii) indebtedness identified by the Borrower to the Lead Arrangers in writing on or prior to the date hereof and (iii) other indebtedness acceptable to the Lead Arrangers.